December 21, 2012

MusclePharm Corporation

4721 Ironton Street, Building A

Denver, Colorado 80239

Ladies and Gentlemen:

We have acted as special Nevada counsel to MusclePharm Corporation, a Nevada corporation (the “Company”), in connection with (i) the proposed issuance and sale by the Company of up to 1,500,000 shares (the “Preferred Shares”) of the Company’s Series D Convertible Preferred Stock, par value $0.001 per share, (the “Preferred Stock”), pursuant to the Placement Agency Agreement proposed to be entered into by and between the Company and Aegis Capital Corp. (in the form filed as an exhibit to the Registration Statement (as defined below), the “Placement Agency Agreement”) and each of the Subscription Agreements (as defined in the Placement Agency Agreement), and (ii) the proposed issuance by the Company of up to 3,000,000 shares (the “Common Shares”) of the Company’s common stock, par value $0.001 per share, (the “Common Stock”) issuable upon conversion of the Preferred Shares, all as described in the Company’s Registration Statement on Form S-1 (File No. 333-184625) (as amended through and including the date hereof, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). This opinion letter is being furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization of the Preferred Shares and the issuance and sale thereof as contemplated by the Placement Agency Agreement, and the authorization of the Common Shares and issuance thereof upon conversion of the Preferred Shares pursuant to the terms thereof, each as described in the Registration Statement. For purposes of this opinion letter, we have assumed all such proceedings will be timely completed in the manner presently proposed and, except to the extent set forth in the opinion expressed below, that the terms of such issuance will be in compliance with applicable laws.

For purposes of rendering this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of (i) the Registration Statement and the form of Prospectus contained therein (the “Prospectus”), (ii) the Company’s articles of incorporation and bylaws, each as amended to date, (iii) the form of the Placement Agency Agreement, including the form of the Subscription Agreement and (iv) such other documents, agreements, instruments and corporate records as we have deemed necessary or appropriate. We have also obtained from officers, representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of issuing this opinion letter.

100 North City Parkway, Suite 1600 | Las Vegas, NV 89106-4614	702.382.2101 tel
Brownstein Hyatt Farber Schreck, LLP | bhfs.com	702.382.8135 fax

MusclePharm Corporation

December 21, 2012

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) the Placement Agency Agreement and each of the Subscription Agreements will be duly executed and delivered by the parties thereto prior to the issuance of any of the Preferred Shares; (ii) each natural person executing any such documents has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; (iv) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; and (v) the certificate of designation relating to the Preferred Stock, in the form filed as an exhibit to the Registration Statement, will be properly filed with the Nevada Secretary of State prior to the issuance of any of the Preferred Shares.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including any federal securities laws, rules or regulations, or any state securities or “Blue Sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1.     The Preferred Shares have been duly authorized by the Company and, when and to the extent the Preferred Shares are issued and sold in exchange for payment in full to the Company of all consideration required therefor in the manner contemplated by the Placement Agency Agreement and the Subscription Agreements, and in accordance with the proceedings described therein and in the Registration Statement and the Prospectus, the Preferred Shares will be validly issued, fully paid and non-assessable.

2.     The Common Shares have been duly authorized by the Company and, when and to the extent the Common Shares are issued in accordance with the all applicable terms and conditions of the Preferred Stock (including after due and proper conversion of the applicable Preferred Shares in accordance with the terms and conditions thereof) and as described in the Registration Statement and the Prospectus, the Common Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are based upon the applicable Nevada law in effect and the facts in existence as of the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in such laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinion set forth herein.

We consent to your filing this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP